Exhibit 1

AGREEMENT

Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees that only one statement containing the information required by Schedule 13G needs be filed with respect to the ownership by each of the undersigned of the shares of common stock of Bridge Street Financial Inc., and that the Schedule 13G to which this Agreement is appended as Exhibit 1 is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.

EXECUTED as a sealed instrument this 11th day of February, 2005.

Mendon Capital Advisors Corp.

By:	/s/ Anton V. Schutz
	By:	Anton V. Schutz
	Its:	President

/s/ Anton V. Schutz
Anton V. Schutz